Exhibit 4.4

CREDITOR AGREEMENT

THIS CREDITOR AGREEMENT (this “Agreement”) made as of the ____ day of May__, 2010, is made by and among ScanMaster (IRT) Systems Ltd., a company organized under the laws of Israel, with headquarters located at 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, Israel (the "Company") and Elbit Vision Systems Ltd., a company organized under the laws of Israel, with headquarters located at 1 Hayasur Street, Hasharon Industrial Park, Kadima, P.O.B. 5030, Israel (the "Creditor").

W I T N E S S E T H :

WHEREAS, the Creditor is selling to a third party its holdings in the Company and IRT ScanMaster Systems Inc. ("IRT Scan");

WHEREAS, immediately after the Closing (as defined herein), the Scan Payment (as defined herein) constitutes an outstanding direct debt of the Company to the Creditor;

WHEREAS, the parties wish to determine the terms of repayment of the Scan Payment (as defined herein); and

WHEREAS, the Company and Creditor have outstanding debts to each of Bank Leumi le Israel B.M. and Bank Hapoalim B.M. (the "Banks"), pursuant to which the consent of the Banks is required for any additional loans and the reorganizing of existing loans;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.           The Debt.

At the Closing (as defined herein), the Company shall have a debt obligation towards the Creditor in the aggregate amount of $675,000 (the "Scan Payment") which shall be paid to the Creditor in quarterly installments over a period of ten years commencing January 1, 2011 (the "Scan Installments").

The obligations of the Creditor pursuant to this Agreement are subject to the receipt by the Creditor of: (i) true and correct copies of resolutions of the Company's Board of Directors authorizing the Company to enter into this Agreement, and authorizing an officer of the Company to enter into such documents and their respective exhibits, annexes and schedules, in the form attached hereto as Exhibit A; (ii) an executed Share Purchase Agreement relating to the sale of Scan and IRT Scan to third party purchasers, including the exhibits thereto, attached hereto as Exhibit B; and (iii) copies of the consents of the Banks to the terms of this Agreement. The closing of the transaction contemplated herein and the execution and delivery to the Creditor of the above documentation (the "Closing") shall take place at the offices of Matry, Meiri & Co. Law Offices or at such other place, date and time as the Company and the Creditor may agree For the purposes of this Agreement including all of its schedules, exhibits and annexes, the “Effective Date” shall be deemed the Closing.

2.           Repayment. The Company shall repay the Scan Payment as follows: six hundred and seventy five thousand US Dollars ($675,000), together with the interest thereon (denominated in United States dollars) at a rate of interest of annual US Dollar LIBOR per annum, (the “Rate of Interest”) calculated as of the disbursement date of each Installment (as defined below) and compounded annually, plus any value added tax in Israel “Value Added Tax”, if applicable, in accordance with Israeli law (together the “Interest”) (the "Scan Repayment Amount") shall be repaid in equal quarterly installments over ten years (each, an "Installment") commencing January 1, 2011, and each Installment of the Scan Repayment Amount shall be due and payable on the first day of the calendar quarter commencing January 1, 2011. The Interest Rate is computed on a 360 day year for the actual number of days elapsed. Any late payment of the Principal Loan Amount and/or the Interest shall result in an additional 2% per annum late payment interest on such amount(s) which shall compound monthly.

Notwithstanding anything to the contrary, the Company may prepay any amounts owed to the Creditor, at any time, subject to (i) the prior written approval of each of the Banks to any prepayment (and such prepayment being subject to any conditions determined by the Banks); and (ii) the Company providing the Creditor with fifteen (15) days prior written notice informing the Creditor of such intention to prepay, and further provided that each such prepayment is in an amount no less than the lesser of (a) Fifty Thousand United States Dollars (US$50,000), or (b) the remaining Scan Repayment Amount, plus unpaid accrued Interest.

Notwithstanding anything herein to the contrary, in the event that the Agreement relating to Tender No. HNIRC/01/07 between the Company and Israel Railway Ltd., is terminated other than by the initiation of the Company (any act or omission of the Company which occurred prior to the Closing shall not be deemed as Company initiation for the  purpose of this clause), and the Company fails to enter into any agreements for the inspection of rail tracks for a period of two years following the Closing, the Creditor shall forgive any unpaid portion of the Scan Repayment Amount, remaining at the end of said two year period, up to a maximum of Four Hundred and Fifty Thousand United States Dollars (US$450,000). Said amount shall be deducted from the Scan Payment and the company shall be irrevocably exempt and released from the payment thereof.

3.           Acceleration. Notwithstanding anything herein to the contrary, the remaining Scan Repayment Amount, together with accrued and unpaid Interest to date, shall be due and payable at any time without any further demand, immediately upon the occurrence of an Event of Acceleration unless otherwise provided for below.

For the purposes of this Section 3, an “Event of Acceleration” shall be deemed to exist upon the occurrence of any of the following:

(i)
the Company fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein, or otherwise is in breach of this Agreement or, and the same is not remedied within fifteen (15) days after the Creditor has notified the Company in writing of said nonpayment or breach; or

(ii)
the filing by or against the Company of any petition for liquidation, receivership or any petition for relief under the provisions of applicable law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, or the appointment of a special manager, liquidator, receiver, or trustee (temporary or otherwise) to take possession of all or substantially all of the property or assets of the Company, provided that said appointment is not cancelled within thirty (30) days of its initiation, or execution by the Company of a general assignment for the benefit of its creditors; or the Company resolves to voluntarily liquidate; or the appointment of a permanent liquidator or permanent receiver to take possession of the material property or assets of the Company; or the sale, license or transfer of all or substantially all of the assets of the Company.

(iii)	For the avoidance of doubt, it is clarified that this provision does not apply to the merger and/or sale of the shares of the Company.

Notwithstanding anything to the contrary herein, the Company shall be permitted to assign the Scan Repayment Amount, or any part thereof, provided it shall have first obtained the written consent of the Creditor to such assignment.

The Company shall promptly inform the Creditor of the occurrence of any Event of Acceleration or potential Event of Acceleration and, upon receipt of a written request to that effect from the Creditor, confirm to the Creditor that, except as previously notified to the Creditor or as notified in such confirmation, no Event of Acceleration or potential Event of Acceleration has occurred.

4.           Representations and Warranties. The Company hereby represents and warrants to the Creditor, as of the Effective Date, as follows:

(i)                      the Company is a company duly formed and validly existing under the laws of the State of Israel; the Company has full corporate power and authority to enter into and perform its obligations under this Agreement and this Agreement constitutes a legally binding obligation of the Company and is enforceable against the Company in accordance with its respective terms;

(ii)                      the execution and delivery of this Agreement (including all exhibits, schedules and annexes) by the Company, and performance of the Company’s obligations hereunder, have been duly and validly authorized by all necessary corporate action;

5.           Covenant.  The Company shall comply with the terms of this Agreement and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of the State of Israel, and any other applicable jurisdiction to enable it lawfully to enter into and perform its obligations under this Agreement, or to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement.

6.           Set-Off.  The Company shall have no rights of set-off against the Scan Repayment Amount for any amounts owed by the Creditor to the Company, unless relating to a liquidated sum evidenced by written record originating from the Creditor and unpaid by the Creditor to either the Company and/or MEO Consulting Ltd. for a period of at least 30 days beyond its due date for payment.

      7.           Miscellaneous. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby.  This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.  None of the parties' rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the other party without the prior consent in writing of the Creditor;  notwithstanding the foregoing, the Creditor shall have the right to assign or transfer any of its rights, privileges and obligations under this Agreement, in the event of a sale, license or transfer of all or substantially all of the assets of the Creditor. This Agreement, its exhibits and the schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.  The preamble, schedules and exhibits hereto constitute an integral part hereof. In the event of any inconsistency or conflict between the provisions of the Agreement and any schedules, annexes and exhibits thereto, the provisions of this Agreement shall prevail and govern. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement and the Banks. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered by hand or by messenger, if to the Company then to the Company's address set forth above to the attention of the Chief Executive Officer, with a copy to Nir Kalderon, Adv. ______________ and if to the Creditor then to the address set forth above, to the attention of Chief Executive Officer and the Chief Financial Officer,  with a copy to Adrian Daniels, Adv. Yigal Arnon & Co., 1 Azrieli Center (Round Tower), Tel Aviv 67021, Israel, or such other address with respect to a party as such party shall notify each other party in writing as above provided.  Any notice sent in accordance with this Section 6 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier or electronic mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

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    IN WITNESS WHEREOF the parties have signed this Loan Agreement in one or more counterparts as of the date first hereinabove set forth.

ScanMaster (IRT) Systems Ltd

By:       ________________________

Name:  ________________________

Title:     ________________________

ELBIT VISION SYSTEMS LTD.

By:           ________________________

Name:      ________________________

Title:        ________________________

[Signature Page of Creditor Agreement]